EXHIBIT 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) is made and executed as of this 3rd day of March, 2009 by and between SELIG REAL ESTATE HOLDINGS EIGHT, LLC, (“Lessor”) and NORTHSTAR NEUROSCIENCE, INC., (“Lessee”).

RECITALS

Lessor and Lessee entered into a Lease Agreement dated July 5, 2000 for 51,701 square feet, being the entire 2nd, 3rd and 5th floors of the Fourth and Battery Building. That lease was amended July 2, 2002 setting forth a lease expiration of August 31, 2005 for the 2nd floor premises and an extension of the lease for the 3rd and 5th floor premises until August 31, 2012 (collectively, the “Lease”).

Lessee has subleased a portion of of the 5th floor to PopCap Games, Inc., pursuant to a Sublease dated July 11, 2008 (the “Sublease”) by and between Lessee and PopCap.

Lessor and Lessee wish to enter into this Agreement in order to cancel and terminate the Lease, effective February 28, 2009 (the “Termination Date”).

AGREEMENT

In consideration of the payment to be made as provided herein, the covenants contained in this Agreement, and for other good and valuable consideration as set forth below, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree to terminate the Lease upon satisfaction of the following:

1.	Lessee shall pay to Lessor the sum of $2,400,000 (the “Payment Amount”) in full settlement, release and satisfaction of Lessee’s remaining lease obligation. Upon Lessor’s receipt of the Payment Amount, Lessor’s claims against Lessee shall be deemed satisfied in full.

2.	Lessee shall pay the agreed $2,400,000 Payment Amount to Lessor (in accordance with Lessor’s instructions) no later than ten (10) days from the date of full execution of this Agreement by both parties hereto.

3.	Lessor shall retain Lessee’s security deposit in the amount of $92,870.00.

4.	Northstar Neuroscience has subleased a portion of its 5th floor premises to PopCap Games by a Sublease Agreement dated July 11, 2008. Effective as of the Termination Date Lessee assigns to Lessor the Sublease including the payment of rent and additional rent to Lessor, as if Lessoris the Sublandlord, through the term of the sublease, April 30, 2010, unless modified or amended by Lessor and PopCap Games. Any deposits held by Lessee pursuant to the sublease shall be transferred to Lessor. Lessor and Lessee acknowledge and agree that the termination of the Lease does not terminate the Sublease.

5.

Notwithstanding the Termination Date above, Lessee shall have the option to holdover in its 3rd floor premises and remaining (non-subleased) portion of the 5th floor premises on a month-to-month tenancy commencing March 1, 2009. No rent or expenses shall be charged for this holdover period, however Northstar Neuroscience shall vacate all or a portion of its holdover space as directed by Lessor within sixty (60) days of Lessor’s notice to vacate this area, but in no event before May 31, 2009 for the 3rd floor premises and June 30, 2009 for the 5th floor premises.

6.	In consideration of this Agreement and upon receipt of the Payment Amount, Lessor hereby releases Lessee and its owners, officers, directors, agents, employees, attorneys, successors and assigns from all claims, demands, actions or causes of action, which Lessor now has or may have.

7.	This Agreement shall be construed without regard to its drafter and shall be construed as though the parties participated equally in the drafting hereof. Execution hereof shall not be deemed or construed to be notice or knowledge of any fact or circumstance by any of the parties hereto.

8.	This Agreement embodies the entire understanding of the parties and all prior correspondence, conversations and memoranda have been merged into and replaced by this Agreement. The parties hereto agree and represent that each has the authority to execute this Agreement and that no promise, inducement or agreement which is not specifically provided for in this Agreement has been made by either party to this Agreement, and that this Agreement contains the entire agreement between and among the parties.

9.	The laws of the State of Washington will in all respects govern this Agreement.

10.	Each party represents that it has been advised to seek consultation with an attorney before signing this Agreement and that if such consultation was sought, such party has had advice of counsel of her or its own choosing and that such party has carefully read this Agreement, has reviewed it, and understands each provision thereof.

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11.	This Agreement may be executed in facsimile and in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement. Any party to this Agreement may rely upon a copy of an executed signature page transmitted by facsimile as if it were an original.

12.	In the event it is necessary for any party hereto to seek judicial enforcement of the provisions hereof, the prevailing party shall be entitled to recover its attorneys’ fees and costs in successfully enforcing its terms and provisions.

13.	The parties hereto shall deliver such documents and perform such other administrative acts as may be necessary to carry out the intent and purpose of this Agreement.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

NORTHSTAR NEUROSCIENCE, Lessee

/s/ Brian B. Dow
By:	Brian B. Dow
Its:	Chief Financial Officer

SELIG REAL ESTATE HOLDINGS EIGHT, LLC, Lessor

/s/ Martin Selig
By:	Martin Selig
Its:

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EXHIBIT A

LETTER REGARDING ASSIGNMENT OF SUBLEASE

February 28, 2009

PopCap Games, Inc.

[insert address]

Re:	Sublease Agreement dated as of July 11, 2008 (the “Sublease”) by and between Northstar Neuroscience, Inc. (“Northstar”) and PopCap Games, Inc. (“PopCap”)

Ladies and Gentlemen:

Please be advised that, effective as of the date hereof, Northstar has assigned all of its rights, title and interest under the above-referenced Sublease to Selig Real Esate Holdings Eight, L.L.C., a Washington limited liability company (“Selig”). Accordingly, from and after the date hereof, PopCap is advised to look solely to Selig for any obligations of Northstar arising under the Sublease and all amounts payable by PopCap under the Sublease shall be paid to Selig. Contact information and the address for payment of rent are forth on the attached Schedule A.

Sincerely,

NORTHSTAR NEUROSCIENCE, INC.

By:	Brian B. Dow

Its:	Vice President of Finance and Chief Financial Officer

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SCHEDULE A

Address for payment of Rent:

Selig Real Estate Holdings Eight, L.L.C.

Attention:

Address for notices to Sublessor:

Selig Real Estate Holdings Eight, L.L.C.

Attention:

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